ARTICLES OF CORRECTION

For

Stemsation International, Inc.

Name of Corporation as currently filed with the Florida Dept. of State

P06000089657

Document Number (if known)

Pursuant to the provisions of Section 607.0124 or 617.0124, Florida Statutes, this corporation files these Articles of Correction within 30 days of the file date of the document being corrected:

These articles of correction correct Articles of Amendment,

(Document Type Being Corrected)

filed with the Department of State on August 9th 2019.

(File Date of Document)

2019 AUG 23 PM 12:07

FILED

Specify the inaccuracy, incorrect statement, or defect:

Article 7 - Corporate Capitalization

7.1 The maximum number of shares that this corporation is authorized to have outstanding at any time is One Billion (1,000,000,000) shares of common stock, each share having the par value of One Tenth of One Cent ($0.001)

Correct the inaccuracy, incorrect statement, or defect:

Article 7 - Corporate Capitalization

7.1 The maximum number of shares that this corporation is authorized to have outstanding at any time is One Billion (1,000,000,000) shares of common stock, each share having the par value of One Hundreth of One Cent ($0.0001)

(Signature of a director, president or other officer - if directors or officers have not been selected, by an incorporator - if in the hands of the receiver, trustee, or other court appointed fiduciary, by that fiduciary.)

Leonard Tucker

(Typed or printed name of person signing)

CEO

(Title of person signing)